Exhibit 99.2

Optio Software, Inc.

Report of Independent Registered Public Accounting Firm

Board of Directors of
Optio Software, Inc.:

We have audited the accompanying consolidated balance sheets of Optio Software, Inc. (the “Company”) as of January 31, 2007 and 2008 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years ended January 31, 2008. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform our audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 16, subsequent to January 31, 2008 the board of directors and the shareholders of Optio Software, Inc. approved the sale of the Company to Bottomline Technologies (de), Inc.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Optio Software, Inc. as of January 31, 2007 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 8 to the consolidated financial statements, effective February 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment.

/s/ BDO Seidman, LLP

Atlanta, Georgia
June 25, 2008

 OPTIO SOFTWARE, INC.
CONSOLIDATED BALANCE SHEETS
	January 31,
	2007	2008
ASSETS
Current assets:
Cash and cash equivalents	$11,948,000	$10,073,000
Accounts receivable, less allowance for doubtful accounts of $382,000 and $200,000, respectively	3,903,000	3,608,000
Prepaid expenses and other current assets	723,000	814,000
Note receivable from related party	5,000	-
Total current assets	16,579,000	14,495,000
Property and equipment, net	2,714,000	2,430,000
Goodwill	2,302,000	2,302,000
Other intangibles, net	1,251,000	962,000
Other	91,000	89,000
Total assets	$22,937,000	$20,278,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,088,000	$1,068,000
Accrued expenses	1,755,000	2,018,000
Current portion of capital lease obligations	78,000	97,000
Current portion of lease incentive liability	122,000	122,000
Deferred revenue	7,439,000	7,729,000
Total current liabilities	10,482,000	11,034,000
Capital lease obligations, less current portion	300,000	287,000
Lease incentive liability, less current portion	806,000	683,000
Long-term accrued rent payable	526,000	733,000
Other long-term liabilities	103,000	-
Total liabilities	12,217,000	12,737,000

Commitments and contingencies

Shareholders’ equity:
Preferred stock, no par value; 20,000,000 shares authorized, none issued or outstanding	-	-
Common stock, no par value: 100,000,000 shares authorized; 22,501,514 and 22,598,137 shares issued, respectively; 22,461,514 and 21,240,787 shares outstanding, respectively	53,847,000	54,359,000
Treasury shares at cost, 40,000 and 1,357,350 shares acquired, respectively	(60,000)	(1,796,000)
Accumulated deficit	(43,251,000)	(45,422,000)
Accumulated other comprehensive income	184,000	400,000
Total shareholders’ equity	10,720,000	7,541,000
Total liabilities and shareholders’ equity	$22,937,000	$20,278,000

See accompanying notes to consolidated financial statements.

OPTIO SOFTWARE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended January 31,
	2006	2007	2008

Revenue:
License fees	$9,958,000	$7,718,000	$6,734,000
Subscription fees	2,165,000	2,353,000	2,542,000
Services, maintenance, and other	17,498,000	18,606,000	17,686,000
	29,621,000	28,677,000	26,962,000

Costs of revenue (exclusive of depreciation and amortization shown separately below):
License fees	769,000	678,000	593,000
Services, maintenance, and other	6,410,000	6,813,000	7,058,000
	7,179,000	7,491,000	7,651,000
Operating expenses:
Sales and marketing	11,399,000	10,295,000	10,525,000
Research and development	5,099,000	5,518,000	4,843,000
General and administrative	4,368,000	5,403,000	5,502,000
Reversal of valuation reserve on M2 Systems note	-	(900,000)	-
Depreciation and amortization	861,000	916,000	1,046,000
	21,727,000	21,232,000	21,916,000
Income (loss) from operations	715,000	(46,000)	(2,605,000)

Other income (expense):
Interest income	269,000	431,000	405,000
Interest expense	(14,000)	(13,000)	(23,000)
Other	(15,000)	(4,000)	4,000
	240,000	414,000	386,000
Income (loss) before income taxes	955,000	368,000	(2,219,000)
Income tax expense (benefit)	57,000	86,000	(48,000)
Net income (loss)	$898,000	$282,000	$(2,171,000)
Net income (loss) per share – basic	$0.04	$0.01	$(0.10)
Net income (loss) per share – diluted	$0.04	$0.01	$(0.10)
Weighted average common shares outstanding – basic	20,992,877	22,232,347	22,084,256
Weighted average common shares outstanding – diluted	24,115,688	24,802,992	22,084,256

See accompanying notes to consolidated financial statements.

OPTIO SOFTWARE, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

	Common Stock
	Common	Treasury		Accumulated	Accumulated Other Comprehensive	Total Shareholders’
	Shares	Shares	Amount	Deficit	Income	Equity

Balance at January 31, 2005	20,854,265	–	$52,240,000	$(44,431,000)	$118,000	$7,927,000
Comprehensive income, net of tax:
Net income	–	–	–	898,000	–	898,000
Foreign currency translation adjustment	–	–	–	–	(41,000)	(41,000)
Comprehensive income						857,000
Issuance of common stock from the exercise of stock options	581,561	–	337,000	–	–	337,000
Balance at January 31, 2006	21,435,826	–	52,577,000	(43,533,000)	77,000	9,121,000
Comprehensive income, net of tax:
Net income	–	–	–	282,000	–	282,000
Foreign currency translation adjustment	–	–	–	–	107,000	107,000
Comprehensive income						389,000
Treasury shares acquired	–	(40,000)	(60,000)	–	–	(60,000)
Vertisoft shares released from escrow	310,000	–	381,000	–	–	381,000
Issuance of common stock from the exercise of stock options	755,688	–	419,000	–	–	419,000
Compensation expense related to stock options	–	–	470,000			470,000
Balance at January 31, 2007	22,501,514	(40,000)	53,787,000	(43,251,000)	184,000	10,720,000
Comprehensive income, net of tax:
Net loss	–	–	–	(2,171,000)	–	(2,171,000)
Foreign currency translation adjustment	–	–	–	–	216,000	216,000
Comprehensive loss						(1,955,000)
Treasury shares acquired	–	(1,317,350)	(1,736,000)	–	–	(1,736,000)
Issuance of common stock from the exercise of stock options	96,623	–	37,000	–	–	37,000
Compensation expense related to stock options	–	–	475,000	–	–	475,000
Balance at January 31, 2008	22,598,137	(1,357,350)	$52,563,000	$(45,422,000)	$400,000	$7,541,000

See accompanying notes to consolidated financial statements.

OPTIO SOFTWARE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended January 31,
	2006	2007	2008
Operating activities
Net income (loss)	$898,000	$282,000	$(2,171,000)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	446,000	552,000	758,000
Amortization of other intangible assets	415,000	364,000	288,000
Noncash stock compensation	-	470,000	475,000
Provision for doubtful accounts	30,000	137,000	69,000
Gain on reversal of valuation reserve on M2 Systems note	-	(900,000)	-
Loss on sale of property and equipment	-	2,000	14,000
Deferred income taxes (benefit)	40,000	40,000	(100,000)
Change in operating assets and liabilities:
Accounts receivable	(228,000)	874,000	415,000
Prepaid expenses and other assets	(323,000)	(8,000)	77,000
Accounts payable	9,000	144,000	(68,000)
Accrued expenses	194,000	(1,000)	122,000
Income taxes payable	12,000	(49,000)	16,000
Deferred revenue	1,008,000	(29,000)	79,000
Net cash provided by (used in) by operating activities	2,501,000	1,878,000	(26,000)

Investing activities
Purchases of property and equipment	(373,000)	(1,209,000)	(373,000)
Payments from M2 Systems note receivable	318,000	2,943,000	-
Purchase of VertiSoft, net of cash acquired	(97,000)	(75,000)	-
Net cash provided by (used in) investing activities	(152,000)	1,659,000	(373,000)

Financing activities
Payments of notes payable and capital lease obligations	(92,000)	(40,000)	(88,000)
Proceeds from exercise of stock options	337,000	419,000	37,000
Purchases of treasury stock	-	(60,000)	(1,736,000)
Advances to/from stockholders	-	-	5,000
Net cash provided by (used in) financing activities	245,000	319,000	(1,782,000)
Impact of foreign currency rate fluctuations on cash	(73,000)	138,000	306,000
Net increase (decrease) in cash and cash equivalents	2,521,000	3,994,000	(1,875,000)
Cash and cash equivalents at beginning of year	5,433,000	7,954,000	11,948,000
Cash and cash equivalents at end of year	$7,954,000	$11,948,000	$10,073,000
Supplemental cash flow information:
Cash paid for interest	$14,000	$13,000	$23,000
Net cash paid for income taxes	$12,000	$15,000	$21,000
Acquisition of property and equipment financed with capital leases	$-	$422,000	$62,000

See accompanying notes to consolidated financial statements

OPTIO SOFTWARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Description of Business

Optio Software, Inc. and subsidiaries (the “Company” or “Optio” or “Optio Software, Inc.”), provides document automation and electronic health record solutions that enable organizations to achieve  speed, accuracy, functionality and quality in their inbound and outbound documents. The Company’s infrastructure software and services enhance the form, content, distribution and availability of business critical information. The Company markets primarily to companies located principally in the United States and Europe.  The industry in which the Company operates is subject to rapid change due to development of new technologies and products.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes.  Significant items subject to such estimates and assumptions include the carrying amount of property and equipment, intangibles, goodwill and notes receivable; valuation allowances for receivables and deferred tax assets; and litigation contingencies. Actual results could differ from those estimates.

Revenue Recognition

Overview

The Company's revenue consists of perpetual license fees for the Company's software products, maintenance fees, consulting services fees and customer training and subscription fees which cover licensing of the Company’s software products and maintenance. The Company generally charges fees for licenses of its software products either based on the number of Central Processing Units (“CPUs”) on which the product is installed or, to a lesser extent, based on the number of persons or hospital beds registered to use the product. The Company's revenue recognition policies are in accordance with Statement of Position (“SOP”) No. 97-2, Software Revenue Recognition, as amended; SOP No. 98-9, Software Revenue Recognition, With Respect to Certain Transactions, and the Securities and Exchange Commission's Staff Accounting Bulletin (“SAB”) No. 101, Revenue Recognition in Financial Statements, as amended by SAB 104, Revenue Recognition.

License Fees

The Company licenses its products through its direct sales force and indirectly through resellers. In general, software license revenues are recognized when a non-cancelable license agreement has been signed and the customer acknowledges an unconditional obligation to pay, the software product has been delivered, there are no significant uncertainties surrounding product acceptance, the fees are fixed or determinable, collection is considered probable, the remaining elements such as future services are not considered essential to the functionality of the software, and the Company has a legally enforceable claim not subject to refund or forfeiture if future services are not rendered. Delivery is considered to have occurred when title and risk of loss have been transferred to the customer, which generally occurs when media containing the licensed programs is provided to a common carrier. In case of electronic delivery, delivery occurs when the customer is given access to the licensed programs. If collectibility is not considered probable, revenue is recognized when the fee is collected. The Company enters into reseller arrangements that typically provide for sublicense fees payable based upon a percentage of list price or a contractually negotiated fixed fee. The Company does not grant its resellers the right of return.

OPTIO SOFTWARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The Company recognizes license revenue using the residual method pursuant to the requirements of SOP No. 97-2, as amended by SOP No. 98-9. Revenues recognized from multiple-element software arrangements are allocated to each element of the arrangement based on the fair values of the elements, such as licenses for software products, maintenance, consulting services or customer training. The determination of fair value is based on objective evidence, which is specific to the Company and can differ from amounts contained in the customer arrangement. The Company limits its assessment of objective evidence for each element to either the price charged when the same element is sold separately or the price established by management having the relevant authority to do so, for an element not yet sold separately. If evidence of fair value of all undelivered elements exists but evidence does not exist for one or more delivered elements, then revenue is recognized using the residual method. Under the residual method, the fair value of the undelivered elements is deferred and the remaining portion of the arrangement fee is recognized as revenue if the appropriate conditions for revenue recognition have been met.

The Company records deferred revenue for software license agreements when cash has been received from the customer and the agreement does not qualify for revenue recognition under the Company's revenue recognition policy. The Company records accounts receivable for software license agreements when the agreement qualifies for revenue recognition but cash or other consideration has not been received from the customer.

Subscription fees

The Company also licenses certain of its products in the form of subscription service contracts, with terms typically ranging from 3 to 5 years.  Subscription revenue, which includes a license of the software product, technical support and future unspecified enhancements to the software product, is recognized on a daily basis over the agreement period once the product has been installed. Unlike license fee revenue, subscription service contracts include licenses that are not perpetual in duration.

Services, Maintenance and Other Revenue

Consulting services revenues and customer training revenues are recognized as such services are performed as they are incidental and not essential to the functionality of the software. Maintenance revenues, which include revenues bundled with software license agreements that entitle the customers to technical support and future unspecified enhancements to the Company's products, are deferred and recognized ratably over the related agreement period, generally twelve months. In accordance with Emerging Issues Task Force release 01-14, Income Statement Characterization of Reimbursements Received for Out of Pocket Expense Incurred, the Company recognizes reimbursable expenses as revenue and as an expense in cost of revenues in all periods presented.

Long-Lived Assets

The Company continually monitors events and changes in circumstances that would indicate the carrying amounts of property, equipment, and intangible assets may not be recoverable. When such events or changes in circumstances are present, the Company assesses the recoverability of the respective asset by determining whether the carrying value of such asset will be recovered through undiscounted future cash flows. Should the Company determine that the carrying values of the respective assets are not recoverable, the Company would record a charge to reduce the carrying values of such assets to their fair values. Fair value is determined through various valuation techniques, including discounted cash flow models, quoted market values and third party independent appraisals, as considered necessary.

Research and Development and Software Development Costs

Under the criteria set forth in Statement of Financial Accounting Standards (“SFAS”) No. 86, Accounting for the Cost of Computer Software to be Sold, Leased or Otherwise Marketed, development costs incurred in the research and development of new software products are expensed as incurred until technological feasibility in the form of a working model has been established at which time such costs are capitalized and recorded at the lower of unamortized cost or net realizable value. The costs incurred subsequent to the establishment of a working model but prior to general release of the product have not been significant. To date, the Company has not capitalized any costs related to the development of software for external use.

OPTIO SOFTWARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Advertising Costs

Advertising costs are expensed in the period incurred.  Total advertising expense amounted to approximately $926,000, $922,000 and $673,000 during the years ended January 31, 2006, 2007 and 2008, respectively.

Shipping Fees and Handling Costs

In accordance with Emerging Issues Task Force 00-10, Accounting for Shipping and Handling Charges, the Company records all shipping fees and handling costs associated with transporting the licensed software to customers as costs of revenue. The revenues associated with customer billings for these charges is reported in services, maintenance and other revenue.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents at January 31, 2008 consisted primarily of investments in money market funds. The carrying amounts of the Company’s investments in cash equivalents approximate their fair values due to the short maturities of these instruments.

Property and Equipment

Property and equipment are stated at cost.  Depreciation expense is calculated over the estimated useful lives of the related assets (generally three to seven years) using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. Amortization of assets recorded under capital leases is included in depreciation expense. Leasehold improvements are amortized using the straight-line method over the shorter of the terms of the related leases or the respective useful lives of the assets.

Property and equipment at January 31, 2007 and 2008 consisted of the following:

	January 31,
	2007	2008
Equipment	$973,000	$881,000
Furniture and fixtures	822,000	767,000
Purchased software	972,000	1,036,000
Leasehold improvements	1,675,000	1,649,000
Capital leases of equipment	529,000	510,000
	4,971,000	4,843,000
Less accumulated depreciation and amortization	(2,257,000)	(2,413,000)
Net property and equipment	$2,714,000	$2,430,000

Accrued Expenses

Accrued expenses as of January 31, 2007 and 2008 included the following:
	January 31,
	2007	2008
Accrued commissions and bonuses	$418,000	$532,000
Accrued sales taxes	332,000	194,000
Accrued payroll and payroll related taxes	178,000	269,000
Sales tax payable	50,000	67,000
Accrued property tax	11,000	116,000
Accrued legal fees	50,000	153,000
Accrued Print Manager royalties	46,000	118,000
Accrued audit fees	94,000	84,000
Accrued cost of goods	58,000	70,000
Other	518,000	415,000
Total accrued expenses	$1,755,000	$2,018,000

OPTIO SOFTWARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Costs of Revenue

Costs of revenue from license fees consist of costs relating to the manufacturing, packaging and distribution of software and related documentation and third party license and referral fees. Costs of revenue from services, maintenance and other, consists of personnel, outsourced consultants and direct expenses relating to the cost of providing consulting, implementation, training, technical support and allocable overhead.

Goodwill and Other Intangible Assets

The Company acquired goodwill and other intangible assets in connection with the acquisition of VertiSoft Corporation (“VertiSoft”) in August 2004. Under the purchase method of accounting pursuant to SFAS 141, Business Combinations, the total purchase price was allocated to the acquired entity’s net tangible and intangible assets based on their estimated fair values as of the date of the completion of the acquisition. Any excess of the purchase price over the fair value of the net tangible assets/liabilities and identifiable intangible assets acquired was recorded as goodwill. In accordance with SFAS 142, Goodwill and Other Intangible Assets, goodwill and intangible assets with indefinite lives resulting from business combinations have not been amortized but instead will be tested for impairment at least annually (more frequently if certain indicators are present) while identifiable intangible assets with finite lives are amortized over their estimated useful lives. In the event that the Company’s management determines that the carrying value of goodwill or intangible assets has become impaired, the Company will incur an accounting charge for the amount of impairment during the fiscal quarter in which the determination is made. The Company has selected August 1 as its annual impairment testing date for its goodwill. For goodwill, the impairment determination is made at the reporting unit level and consists of two steps. First, the Company determines the fair value of a reporting unit and compares it to its carrying amount. Second, if the carrying amount of a reporting unit exceeds its fair value, an impairment loss is recognized for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation, in accordance with SFAS Statement No. 141, Business Combinations. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill.

The Company performed this analysis as of August 1, 2006 and 2007, respectively, and determined that no impairment of its goodwill existed.

Intangible assets are recorded at the estimated fair value acquired and are amortized over the estimated useful lives at amortization rates that are proportional to each assets economic benefit to the Company. The technology intangible assets are being amortized over periods ranging from 3 months to 5 years, the customer relationship intangible asset is being amortized over 11 years and the non-compete agreement intangible asset is being amortized over 5 years.

Goodwill and intangible assets and the related accumulated amortization as of January 31, 2007 and 2008 were as follows:

	January 31,
	2007	2008
Goodwill	$2,302,000	$2,302,000
Intangible Assets:
Customer base	$1,260,000	$1,260,000
Accumulated amortization – customer base	(412,000)	(556,000)
Technology	893,000	893,000
Accumulated amortization – technology	(532,000)	(660,000)
Non-compete	85,000	85,000
Accumulated amortization – non-compete	(43,000)	(60,000)
Intangible assets, net	$1,251,000	$962,000

OPTIO SOFTWARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Amortization expense was $415,000, $364,000, and $288,000, for the years ended January 31, 2006, 2007 and 2008, respectively.  Expected amortization expense for the next five years is as follows:

Amortization expense:
January 31, 2009	$288,000
January 31, 2010	256,000
January 31, 2011	143,000
January 31, 2012	143,000
January 31, 2013	132,000

As of January 31, 2008, the total unamortized balance of all amortizable intangible assets was $962,000.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes.  Such amounts are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to be received or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized on a more likely than not basis. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

In July 2006, the FASB issued SFAS Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), which attempts to set out a consistent framework for preparers to use to determine the appropriate level of tax reserve to maintain for uncertain tax positions. This interpretation of FASB Statement No. 109 uses a two-step approach wherein a tax benefit is recognized if a position is more-likely-than-not to be sustained. The amount of the benefit is then measured to be the highest tax benefit which is greater than 50% likely to be realized. FIN 48 also sets out disclosure requirements to enhance transparency of an entity’s tax reserves. The Company adopted this Interpretation as of February 1, 2007. The adoption of FIN 48 did not have a material impact on our financial statements.

Employee Stock Options

Prior to February 1, 2006, the Company accounted for its stock-based employee compensation arrangements under the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”), as allowed by SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. As a result, no expense was recognized for options that were granted with an exercise price equal to quoted market price at the date of grant. In December 2004, the Financial Accounting Standards Board (FASB) issued SFAS No. 123R, Share-Based Payment, which amended SFAS No. 123 and supersedes APB No. 25. SFAS No. 123R requires measurement of the cost of share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values beginning with the first interim or annual period after June 15, 2005. Subsequent to the effective date, the pro forma disclosures previously permitted under SFAS No. 123 are no longer an alternative to financial statement recognition. Effective February 1, 2006, the Company has adopted SFAS No. 123R using the modified prospective method. Under this method, compensation cost recognized during the year ended January 31, 2007 includes: (a) compensation cost for all share-based payments granted prior to, but not yet vested as of February 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123 amortized over the employees’ requisite service period (typically the options’ vesting period) and (b) compensation cost for all share-based payments granted subsequent to February 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123R amortized ratably over the options’ vesting period.

For periods prior to adoption of SFAS No. 123R, companies were required to calculate the estimated fair value of options and could elect to either include the estimated cost in earnings or disclose the pro forma effect in the footnotes to their financial statements. The Company chose to disclose the pro forma effect.

The fair value of the options used for the application of SFAS No. 123R disclosures is estimated at the date of

OPTIO SOFTWARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

grant using the Black - Scholes option pricing model. In determining the fair value of options using the Black-Scholes option pricing model, various assumptions such as expected life, volatility, risk-free interest rate, dividend yield and forfeiture rates are used.  The expected life of awards granted represents the period of time that they are expected to be outstanding. The Company determines the expected life using the “simplified method” in accordance with SAB No. 107. Using the Black-Scholes option valuation model, the Company estimates the volatility of our common stock at the date of grant based on the historical volatility of our common stock. Optio bases the risk-free interest rate used in the Black-Scholes option valuation model on the implied yield currently available on U.S. Treasury zero-coupon issues with an equivalent remaining term equal to the expected life of the award. Optio has not paid any cash dividends on its common stock in the last ten years and the Company does not anticipate paying any cash dividends in the foreseeable future. Consequently, the Company used an expected dividend yield of zero in the Black-Scholes option valuation model. Finally, the Company uses historical data to estimate pre-vesting option forfeitures. Stock-based compensation is recorded for only those awards that are expected to vest. The following weighted-average assumptions were used for the years ended January 31, 2006, 2007 and 2008: risk-free interest rate of 4.3%, 4.95%, and 4.27%, respectively; no dividend yield; volatility of 136%, 119% and 152%, respectively; a forfeiture rate of 0%, 19.9% and 32.5%, repsectively; and an expected life of the options of 5.55, 5.33 and 5.20 years, respectively.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the service period, which is generally the options’ vesting period. The following table illustrates the effect on net income and net income per share had the Company applied the fair value recognition provisions of SFAS No. 123 to account for our employee stock option plan for the year ended January 31, 2006, because stock-based employee compensation was not accounted for using the fair value recognition method during that period :

Year Ended January 31	2006
Net income as reported	$898,000
Add: Compensation cost reported using the intrinsic value method	-
Deduct: Compensation cost using the fair value method, net of tax	(511,000)
Pro forma net income	$387,000
Net income per share as reported – basic	0.04
Net income per share as reported – diluted	0.04
Pro forma net income per share – basic	0.02
Pro forma net income per share – diluted	0.02

The historical pro forma impact of applying the fair value method prescribed by SFAS No. 123 is not representative of the impact that may be expected in the future due to changes resulting from additional grants in future years and changes in assumptions such as volatility, interest rates and expected life used to estimate fair value of the grants in future years.

Note that the above pro forma disclosure was not presented for the years ended January 31, 2007 and 2008, because stock-based employee compensation has been accounted for using the fair value recognition method under SFAS No. 123R for these periods. Implementation of SFAS No. 123R resulted in $470,000 and $475,000, respectively, of share-based compensation expense in the years ended January 31, 2007 and 2008, reflected entirely within the general and administrative line item of the Consolidated  Statement of Operations. No income tax benefit nor any deferred tax asset was recognized as of and for the years ended January 31, 2007 and 2008, due to the valuation allowance placed on the Company’s deferred tax assets. The adoption of SFAS No. 123R had no impact on cash flows from operations or financing activities.

Non-cash Transactions

During the second and third quarters of the fiscal years ended January 31, 2006 and 2007, Optio entered into capital leases for telephone equipment in the amount of $422,000 and $43,000, respectively.   During the third quarter of the current fiscal year, Optio entered into a third capital lease for communications equipment in the amount of $62,000. Also during the fiscal year ended January 31, 2007, Optio renegotiated the lease for its headquarter’s facilities. As part of the new lease agreement, the landlord contributed $1.0 million towards the improvements of the space. This $1.0 million in leasehold improvements is reflected as a property and equipment, with an offsetting lease incentive liability of $1.0 million, which will reduce future rent expense on a pro rata basis over the expected life of the lease.  The lease incentive liability has been recorded on Optio’s consolidated balance sheet.

OPTIO SOFTWARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

In addition, during the fiscal year ended January 31, 2007, 310,000 shares of Optio common stock were released from escrow.  These shares related to the purchase of VertiSoft by the Company and had been held in escrow for 18 months to secure the indemnification obligations of the shareholders of VertiSoft.

Comprehensive Income

Comprehensive income represents net income plus the results of certain shareholders’ equity changes not reflected in the consolidated statements of operations. The items in accumulated other comprehensive income relate principally to foreign currency translation adjustments.

Translation of Foreign Currencies

The financial position and results of operations of the Company’s foreign subsidiaries are measured generally using local currencies as the functional currency. Assets and liabilities of these subsidiaries are translated into U.S. dollars at the exchange rate in effect at each year-end. Income and expense items are translated at average exchange rates for the year. The resulting translation adjustments are recorded in the foreign currency translation adjustment account as a component of shareholders’ equity.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS 157 is effective for fiscal years beginning after November 15, 2007. However, on February 12, 2008, the FASB issued FASB Staff Position 157-2 (“FSP 157-2”), which delays the effective date of SFAS 157 for all non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). FSP 157-2 partially defers the effective date of SFAS 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years for items within the scope of FSP 157-2. In addition, FASB issued a staff position, FSP No. 157-1, to clarify that SFAS No. 157 does not apply under SFAS No. 13, “Accounting for Leases” (“SFAS 13”) and other accounting pronouncements that address fair value measurements for purposes of lease classifications under SFAS 13. We will adopt SFAS 157 during our fiscal year 2009, except as is applies to those non-financial assets and non-financial liabilities as noted in FSP 157-2. The partial adoption of SFAS 157 is not expected to have a material impact on our financial position, results of operations or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”).  The standard requires companies to provide additional information that will help investors and other users of financial statements to more easily understand the effect of the company’s choice to use fair value on its earnings.  It also requires entities to display the fair value of those assets and liabilities for which the company has chosen to use fair value on the face of the balance sheet.  The Statement is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007.  The Company does not expect SFAS 159 to have a material impact on the Company’s future results of operations or financial position.

In December 2007, the FASB issued SFAS No. 141R (revised 2007), “Business Combinations” (“SFAS 141R”). This standard establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. SFAS 141R also establishes disclosure requirements that will enable users to evaluate the nature and financial effects of the business combination. The statement is effective for financial statements issued for fiscal years beginning on or after December 15, 2008 and interim periods within those fiscal years. We have not yet determined the impact of adopting SFAS 141R on our consolidated results of operations and financial position.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (“SFAS 160”). SFAS 160 outlines the accounting and reporting for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in the parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. The statement is

OPTIO SOFTWARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

effective for fiscal years beginning on or after December 15, 2008. We have not yet determined the impact of adopting SFAS 160 on our consolidated results of operations or financial position.

Fiscal Year

The Company maintains a fiscal year ending January 31st. References to 2006, 2007 and 2008 represent the years ended January 31, 2006, 2007 and 2008, respectively.

Reclassifications

Certain prior year amounts have been changed to conform with the current year presentation.

3. Notes Receivable

On March 27, 2000, the Company acquired all the outstanding shares of Muscato and substantially all of the assets of TransLink, an affiliate of Muscato. Subsequently, on December 4, 2001, the Company sold its Muscato and TransLink business units to M2 Systems Corporation (“M2 Systems”), a company owned by certain of the former shareholders of Muscato and TransLink. The stock of Muscato was sold for consideration of $250,000 cash, a $3.25 million promissory note, and the retirement of the long-term notes in the aggregate amount of $8.9 million in principal and interest related to the original purchase of Muscato. The assets of the TransLink business unit were sold for a $750,000 promissory note. These two notes were subsequently consolidated into a single $3,640,000 promissory note.

In 2003, the Company executed a Settlement and Release Agreement with M2 Systems covering the remainder of the indemnification claims made by M2 Systems. In exchange for M2 System’s agreement to release the Company from such claims, the Company amended the promissory notes related to the TransLink and Muscato divestiture, calling for a modified payment schedule of a combined note. The modified payment schedule of the combined note required four quarterly installments of $100,000, including interest calculated at the prime rate, up to a maximum rate of 6.75% (6.75% as of January 31, 2006) through January 31, 2004, four quarterly payments of $115,000, including interest, through January 31, 2005, and eleven quarterly payments of $120,000 through October 31, 2007. The balance of the note, plus any additional accrued interest, was to be paid in the quarter ending January 31, 2008, however, the balance was paid in full earlier than scheduled, as described below.

During the third quarter of 2004, as a result of M2 Systems’ failure to make timely payments, management determined that this was an indication that it was probable that Optio would be unable to collect all amounts due according to the contractual terms of the note.  At that time, the loan was considered impaired and was written down to the assessed fair value of the underlying collateral. As of October 31, 2003, the collateral, including technology, accounts receivable, fixed assets and the discounted net cash flows of maintenance contracts was estimated to have an approximate fair value of $2.8 million, substantially less than the $3.7 million note receivable balance as of October 31, 2003. Thus, Optio recorded an impairment charge of $900,000 during the year ended January 31, 2004.

On November 6, 2006, Optio received approximately $2,758,000 in cash, representing full repayment of the M2 Systems note receivable, plus accrued interest.  Such repayment represents an early retirement of the note, originally due December 1, 2007.  As a result, the valuation reserve previously recorded by Optio relating to the M2 Systems’ note was reversed.  Optio recognized an adjustment to the valuation reserve of $900,000 that was a reduction of the Company’s operating expenses during the year ended January 31, 2007.  In connection with such repayment, Optio released its lien on the assets of M2 systems, its subsidiaries and related entities and the parties executed mutual releases.

OPTIO SOFTWARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

4. Financial Instruments

Concentration of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable.

The Company maintains cash and cash equivalents at various financial institutions. Company policy is designed to limit exposure at any one institution. The Company performs periodic evaluations of the relative credit standing of those financial institutions that are considered in the Company’s investment strategy. Cash equivalents at January 31, 2008 of $5.5 million represented investments in short-term money market funds.

Concentrations of credit risk with respect to trade accounts receivable are generally limited due to the large number of entities comprising the Company’s customer base; however, the Company generates between 25% and 35% of its domestic revenues from healthcare organizations, with the remainder, including its international revenues, generated by a wide array of industries.  In addition, the Company generates portions of its revenues from the end-users of large enterprise resource planning (“ERP”) system vendors such as Oracle Corporation and QAD, Inc. Over 30% of the Company’s domestic license revenues may be generated from the end-users of a single ERP vendor at any given point in time. The Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral. Receivables generally are due within 30 days, and management records estimates of expected credit losses. Management reviews its accounts receivable on a regular basis to determine if any such amounts may be potentially uncollectible. The Company includes any balances that are determined to be uncollectible, along with a general reserve, in its overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on management’s best estimate, it believes the Company’s allowance for doubtful accounts is adequate as presented. Historically, the Company has not experienced significant losses related to receivables from groups or customers in any particular industry or geographic area. The provision for doubtful accounts expense for the years ended January 31, 2006, 2007 and 2008 amounted to $30,000, $137,000 and $69,000, respectively. Materially different amounts of bad debt expense and allowance for doubtful accounts could be reported under different conditions or using different assumptions.

Fair Values

The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents and accounts receivable approximate their fair values. The fair value estimates were based on market information available to management as of January 31, 2007 and 2008. The Company does not have financial instruments with off-balance sheet risk.  The Company’s financial instruments consist primarily of accounts receivable, accounts payable, and accrued expenses.  The carrying amounts of these instruments approximate their fair value because of the short-term maturity of such instruments.

5. Capital Leases and Lines of Credit

The Company leases telecommunications and computer equipment under capital leases. Assets under capital leases included in property and equipment are as follows:

	January 31,
	2007	2008
Equipment	$529,000	$510,000
Less accumulated amortization	(51,000)	(154,000)
	$478,000	$356,000

OPTIO SOFTWARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Future minimum lease payments under capital leases consist of the following at January 31, 2008:

2009	$118,000
2010	118,000
2011	118,000
2012	67,000
2013	9,000
Total minimum lease payments	430,000
Less amounts representing interest	(46,000)
Present value of net minimum lease payments	384,000
Less current portion	(97,000)
$287,000

For the years ended January 31, 2006, 2007 and 2008, the Company had a bank line of credit of up to $4.0 million. The line of credit expired on April 21, 2008 and bears interest at the prime rate (6.00% at January 31, 2008), subject to increase based on the Company’s performance relative to certain financial ratios. Subsequently to April 21, 2008, Optio did not extend the line of credit. Optio was entitled to borrow up to $4.0 million, or such lesser amount as may be determined based on the level of accounts receivable.  The Company had estimated that approximately $1.7 million would be available for borrowings based upon the Company’s historical accounts receivable balance as of January 31, 2008. Accounts receivable, equipment, general intangibles and other assets as defined in the agreement collateralize the line of credit. The agreement contains various covenants, including liquidity and EBITDA requirements and restrictions on dividends. As of January 31, 2007 and 2008, Optio was in compliance with the required financial ratios. There were no borrowings under the line of credit as of January 31, 2007 and 2008.

6. Operating Leases

The Company leases office space and equipment under operating leases.  Rent expense under the Company’s operating leases was approximately $1,559,000, $1,201,000 and $997,000 during the years ended January 31, 2006, 2007, and 2008, respectively.

Future minimum lease payments under non-cancellable operating leases, with initial terms of at least one year at time of inception, are as follows as of January 31, 2008:

2009	$1,021,000
2010	$1,046,000
2011	$1,066,000
2012	$1,060,000
2013	$1,043,000
Thereafter	$1,703,000

OPTIO SOFTWARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

7. Income Taxes

The provision (benefit) for income taxes are summarized below:

	Year Ended January 31,
	2006	2007	2008

Current:
Federal	$-	$30,000	$-
State	12,000	15,000	11,000
Foreign	5,000	1,000	41,000
	17,000	46,000	52,000

Deferred:
Federal	32,000	32,000	(100,000)
State	8,000	8,000	-
	40,000	40,000	(100,000)
Total	$57,000	$86,000	$(48,000)

Pre-tax income (loss) attributable to foreign and domestic operations is summarized below:

	Year Ended January 31,
	2006	2007	2008

U.S. operations	$1,214,000	$724,000	$(2,147,000)
French operations	(263,000)	293,000	463,000
German operations	24,000	290,000	128,000
U.K. operations	(20,000)	(939,000)	(663,000)
	$955,000	$368,000	$(2,219,000)

A reconciliation of the provision (benefit) for income taxes to the statutory federal income tax rate is as follows:

	Year Ended January 31,
	2006	2007	2008

Statutory rate of 34% applied to pre-tax income (loss)	$325,000	$125,000	$(754,000)
State income taxes, net of Federal tax effect	12,000	10,000	8,000
Research and development tax credits	(45,000)	-	-
Meals and entertainment expense not deducted	17,000	23,000	34,000
Expiration of capital loss carryforwards	-	6,115,000	-
Reversal of goodwill deferred tax liability	-	-	(100,000)
Change in valuation allowance	(252,000)	(6,187,000)	784,000
Other	-	-	(20,000)
	$57,000	$86,000	$(48,000)

OPTIO SOFTWARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Deferred income taxes reflect the net effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.  Significant components of the Company’s deferred tax assets and liabilities are as follows:

	January 31,
	2007	2008
Deferred income tax assets:
Goodwill amortization	$182,000	$146,000
Depreciation	233,000	333,000
Net operating loss carryforwards	8,858,000	9,468,000
Payroll related and other accruals	47,000	99,000
Allowance for doubtful accounts	149,000	103,000
Research and development credits	854,000	854,000
Reserve for ec-Hub	544,000	544,000
Other, net	358,000	600,000
Valuation allowance	(11,225,000)	(12,147,000)
Total deferred income tax assets	-	-
Deferred income tax liabilities:
Goodwill amortization	(100,000)	-
Total deferred income tax liabilities	(100,000)	-
Net deferred tax liability	$(100,000)	$-

At January 31, 2008, the Company has reversed a previously recorded $100,000 deferred tax liability associated with an assumed temporary difference between the book and tax treatment of the approximate $2.3 million of goodwill acquired in the Vertisoft acquisition. Such goodwill was subsequently determined to not be deductible for tax purposes over a 15-year period, whereas for book purposes it is not amortized but rather evaluated for impairment on an annual basis in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. Due to this redetermination, the associated deferred tax liability has reversed against the Company’s deferred tax assets for purposes of estimating its deferred tax valuation allowance at January 31, 2008.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. For financial reporting purposes, at January 31, 2007 and 2008, a valuation allowance has been recognized to reduce the net deferred income tax assets to zero. The Company has not recognized any benefit from the future use of the deferred tax assets because management’s evaluation of all the available evidence in assessing the realizability of the tax benefits of such loss carryforwards indicates that the underlying assumptions of the future profitable operations contain risks that do not provide sufficient assurance to recognize such tax benefits currently.

The Company has approximately $34.3 million of net operating loss carryforwards and $854,000 of research and development credit carryforwards for federal income tax purposes that expire in various years through 2028. Prior capital loss carryforwards of $15.2 million expired in 2006.  In addition, at January 31, 2008 the Company had net operating loss carryforwards of approximately $5.1 million resulting from its European operations. For financial reporting purposes, a valuation allowance has been established to offset the deferred tax assets related to these carryforwards. The net operating loss carryforwards may be subject to certain limitations in the event of a change of ownership of the Company.

No deferred taxes have been provided on temporary differences related to investments in foreign subsidiaries because these investments are considered to be permanent. We do not believe it is practicable to determine the amount of these unrecognized deferred taxes at this time.

The Company adopted the provisions of FIN 48 on February 1, 2007. After application of the provisions of FIN 48, it was not necessary for the Company to recognize any liability for unrecognized tax benefits or adjustment to the balance of retained earnings as of February 1, 2007. The Company’s policy is to classify interest and penalties related to unrecognized tax benefits in income tax expense. As of February 1, 2007, the Company had no accrued interest and penalties related to unrecognized tax benefits. As of January 31, 2008, after the implementation of FIN 48, the

OPTIO SOFTWARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Company’s unrecognized tax benefits were $0. The amount, if recognized, that would affect the effective tax rate is $0.  The Company believes the previous seven years remain subject to examination by taxing authorities in each of its jurisdictions.

The Company has provided a valuation allowance on substantially all of its net deferred tax assets. The Company will continue to monitor the realizability of these net deferred tax assets and will reverse some or all of the valuation allowance as appropriate. In making this determination, the Company considers a number of factors including whether there is a historical pattern of consistent and significant profitability in combination with the Company’s assessment of forecasted profitability in the future periods.  Such patterns and forecasts allow us to determine whether our most significant deferred tax assets such as net operating loss and research and development credit carryforwards will more likely than not be realizable in future years, in whole or in part.  These deferred tax assets in particular will require us to generate significant taxable income in the applicable jurisdictions in future years in order to recognize their economic benefits.  At this point, the Company does not believe that it has enough positive evidence to conclude that some or all of the valuation allowance on deferred tax assets should be reversed.  Realization of the Company’s capital loss carryforward would further require the generation of capital gain income, which management believes to be unlikely prior to expiration of the federal capital loss carryforward during the upcoming year. However, facts and circumstances could change in future years and at such point the Company will reverse the allowance as appropriate.

8. Stock Options

Effective January 1, 1997, the Company adopted a Stock Incentive Plan (the “Plan”) for employees and key persons that provides for the issuance of stock incentives covering up to 12,500,000 shares of common stock.  The Plan provides for the grant of incentive stock options, non-qualified stock options, restricted stock awards and stock appreciation rights. The terms and conditions of stock incentives granted under the Plan, including the number of shares, the exercise price and the time at which such options become exercisable are determined by the Board of Directors.  The term of options granted under the Plan may not exceed 10 years and the options generally vest over periods ranging from three to five years. Prior to the adoption of the Plan, options which had no termination period were granted to certain officers and selected employees.

On October 15, 1999, the Company adopted a Directors’ Stock Option Plan (the “Directors’ Plan”) for directors of the Company who are not officers or employees of the Company. The Directors’ Plan provides for issuance of options to purchase the Company’s common stock at an exercise price equal to granted market price of the common stock on the date of grant and expire 10 years after issuance. The options are fully vested as of the date of issuance.

OPTIO SOFTWARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

A summary of stock option activity is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in Years)	Aggregate Intrinsic Value

Outstanding options at January 31, 2005	7,039,392	$0.91
Options granted	670,379	$1.12
Options exercised	(581,561)	$0.51
Options canceled/forfeited	(254,158)	$1.82
Outstanding options at January 31, 2006	6,874,052	$0.93
Options granted	899,740	$1.39
Options exercised	(755,688)	$0.55
Options canceled/forfeited	(491,727)	$1.38
Outstanding options at January 31, 2007	6,526,377	$1.01
Options granted	280,000	$1.50
Options exercised	(96,623)	$0.39
Options canceled/forfeited	(382,157)	$2.33
Outstanding options at January 31, 2008	6,327,597	$0.96	6.08	$2,444,251
Exercisable options at January 31, 2006	5,397,020	$0.90
Exercisable options at January 31, 2007	5,138,468	$0.94	6.79	$4,666,571
Vested and expected to vest at January 31, 2008	5,803,192	$0.93	5.90	$2,438,537
Exercisable options at January 31, 2008	5,515,059	$0.90	5.82	$2,435,246

The following table summarizes information concerning options outstanding and exercisable as of January 31, 2008:

Options Outstanding				Options Exercisable
Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

$0.002 - $ 0.10	1,164,900	N/A	$0.04	1,164,900	$0.04
$0.11 - $ 0.51	88,196	4.40	$0.30	88,196	$0.30
$0.52 - $ 0.78	351,931	5.18	$0.74	351,931	$0.74
$0.79 - $ 0.80	2,528,470	0.02	$0.80	2,528,470	$0.80
$0.81 - $ 1.25	883,882	6.95	$1.11	675,931	$1.11
$1.26 - $ 2.00	1,222,817	7.40	$1.43	618,230	$1.46
$2.01 - $10.00	62,975	2.11	$9.46	62,975	$9.46
$10.01 - $16.00	24,426	2.01	$15.81	24,426	$15.81
	6,327,597	6.08	$0.96	5,515,059	$0.90

OPTIO SOFTWARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Other information pertaining to option activity during the years ended January 31, 2008, 2007, and 2006 was as follows:

	2006	2007	2008

Weighted average grant date fair value of stock options granted	$1.14	$1.19	$1.35
Total fair value of stock options vested	$436,749	$323,599	$94,773
Total intrinsic value of stock options exercised	$278,066	$569,878	$114,098

In November 2005, the FASB issued FASB Staff Position (“FSP”) No. FAS 123(R)-3, Transition Election Related to Accounting for the Tax Effects of Share-Based Payment Awards (“FSP 123R-3”). We have elected to adopt the alternative transition method provided in the FSP 123R-3 for calculating the tax effects of share-based compensation pursuant to SFAS 123R. The alternative transition method includes simplified methods to establish the beginning balance of the additional paid-in capital pool (“APIC pool”) related to the tax effects of employee share-based compensation, and to determine the subsequent impact on the APIC pool and consolidated statements of cash flows of the tax effects of employee share-based compensation awards that are outstanding upon adoption of SFAS 123R.

Prior to the adoption of SFAS 123(R), we presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Statement of Cash Flows. SFAS 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows.

As of January 31, 2008, the Company has reserved 10,930,881 shares of common stock for issuance upon exercise of stock options under the Plan, 1,088,900 shares of common stock for issuance upon exercise of stock options outside of the Plan and 230,000 shares of common stock for issuance upon exercise of stock options under the Directors’ Plan.

9. Employee Benefit Plan

The Company has a combined profit sharing and 401(k) plan (the “401K Plan”) that covers substantially all employees meeting specified age and length-of-service requirements.  The Company may make a discretionary matching contribution each year.  The Company recognized expense related to the 401K Plan of approximately $129,000, $120,000 and $116,000 during the years ended January 31, 2006, 2007 and 2008, respectively.

10. Related Party Transactions

The Company had a note receivable from a shareholder for general personal purposes of $5,000 at January 31, 2007.  There was no note receivable balance at January 31, 2008.

11. Income (loss) Per Share

Income per share has been computed in accordance with SFAS 128, Earnings per Share, which requires disclosure of basic and diluted earnings per share.  Basic earnings per share excludes any dilutive effects of stock options.  Diluted earnings per share includes the impact of potentially dilutive securities. Diluted amounts are not included in the computation of diluted loss per share, as such would be anti-dilutive.

OPTIO SOFTWARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

The following table sets forth the computation of basic and diluted net income per share:

	Year ended January 31,
	2006	2007	2008

Net income (loss)	$898,000	$282,000	$(2,171,000)
Weighted average common shares outstanding – basic	20,992,877	22,232,347	22,084,256
Effect of dilutive stock options	2,812,811	2,570,645	-
Effect of VertiSoft shares held in escrow	310,000	-	-
Weighted average shares outstanding – diluted	24,115,688	24,802,992	22,084,256
Income (loss) per share – basic	$0.04	$0.01	$(0.10)
Income (loss) per share – diluted	$0.04	$0.01	$(0.10)
Potentially dilutive stock options, excluded from diluted weighted average common shares outstanding	990,190	799,177	3,896,286

12. Segment and Geographic Information

The Company’s segments are organized around geographic locations. The Company’s U.S. operations and European operations represent the Company’s two reportable segments.  The foreign locations principally function as distributors of products developed by the Company in the United States. The accounting policies as described in the summary of significant accounting policies are applied consistently across the segments. Intersegment sales are based on intercompany transfer prices to achieve a reasonable margin upon distribution.  Revenues are attributable to each segment based on the location of the subsidiary originating the sale, which is typically the geographic location where the software is installed.

Segment information as of and for the years ended January 31, 2006, 2007 and 2008 is summarized below.
Year ended January 31, 2006	United States	Europe	Combined	Eliminations	Consolidated
Revenue from external customers:
License fees	$7,993,000	$1,965,000	$9,958,000	$–	$9,958,000
Subscription fees	2,125,000	40,000	2,165,000	–	2,165,000
Services, maintenance and other	14,795,000	2,703,000	17,498,000	–	17,498,000
Intersegment revenue	351,000	120,000	471,000	(471,000)	–
Total revenue	25,264,000	4,828,000	30,092,000	(471,000)	29,621,000
Interest income	269,000	–	269,000	–	269,000
Interest expense	14,000	–	14,000	–	14,000
Depreciation and amortization	824,000	37,000	861,000	–	861,000
Income tax expense	52,000	5,000	57,000	–	57,000
Segment income (loss) before income taxes	1,214,000	(259,000)	955,000	–	955,000
Segment net income (loss)	1,162,000	(264,000)	898,000	–	898,000
Goodwill	1,552,000	294,000	1,846,000	–	1.846,000
Total segment assets	19,333,000	3,788,000	23,121,000	(3,423,000)	19,698,000
Expenditures for long-lived assets	407,000	63,000	470,000	–	470,000

OPTIO SOFTWARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

Year ended January 31, 2007	United States	Europe	Combined	Eliminations	Consolidated
Revenue from external customers:
License fees	$6,153,000	$1,565,000	$7,718,000	$–	$7,718,000
Subscription fees	2,312,000	41,000	2,353,000	–	2,353,000
Services, maintenance and other	15,289,000	3,317,000	18,606,000	–	18,606,000
Intersegment revenue	395,000	90,000	485,000	(485,000)	–
Total revenue	24,149,000	5,013,000	29,162,000	(485,000)	28,677,000
Interest income	431,000	-	431,000	–	431,000
Interest expense	13,000	–	13,000	–	13,000
Depreciation and amortization	875,000	41,000	916,000	–	916,000
Income tax expense	85,000	1,000	86,000	–	86,000
Segment income (loss) before income taxes	724,000	(356,000)	368,000	–	368,000
Segment net income (loss)	639,000	(357,000)	282,000	–	282,000
Goodwill	2,008,000	294,000	2,302,000	–	2,302,000
Total segment assets	22,438,000	4,187,000	26,625,000	(3,688,000)	22,937,000
Expenditures for long-lived assets	1,526,000	180,000	1,706,000	–	1,706,000
Year ended January 31, 2008	United States	Europe	Combined	Eliminations	Consolidated
Revenue from external customers:
License fees	$5,140,000	$1,594,000	$6,734,000	$–	$6,734,000
Subscription fees	2,501,000	41,000	2,542,000	–	2,542,000
Services, maintenance and other	14,188,000	3,498,000	17,686,000	–	17,686,000
Intersegment revenue	403,000	284,000	687,000	(687,000)	–
Total revenue	22,232,000	5,417,000	27,649,000	(687,000)	26,962,000
Interest income	405,000	-	405,000	–	405,000
Interest expense	23,000	–	23,000	–	23,000
Depreciation and amortization	988,000	58,000	1,046,000	–	1,046,000
Income tax expense (benefit)	(89,000)	41,000	(48,000)	–	(48,000)
Segment income (loss) before income taxes	(2,148,000)	(71,000)	(2,219,000)	–	(2,219,000)
Segment net income (loss)	(2,058,000)	(113,000)	(2,171,000)	–	(2,171,000)
Goodwill	2,008,000	294,000	2,302,000	–	2,302,000
Total segment assets	19,749,000	4,750,000	24,499,000	(4,221,000)	20,278,000
Expenditures for long-lived assets	342,000	31,000	373,000	–	373,000

OPTIO SOFTWARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

13. Quarterly Financial Results (Unaudited)

Summarized unaudited quarterly results for the years ended January 31, 2007 and 2008 were as follows (in thousands, except per share data):

For the year ended January 31, 2007	First Quarter	Second Quarter		Third Quarter (1)	Fourth Quarter
Revenue	$6,862		$6,768	$7,574	$7,473
Cost of revenue, exclusive of depreciation and amortization	1,809		1,790	1,942	1,950
Income (loss) before interest and taxes	(38)		(414)	1,107	(288)
Net income (loss)	(54)		(450)	1,088	(303)
Net income (loss) per share – basic	$0.00		$(0.02)	$0.05	$(0.01)
Net income (loss) per share – diluted	$0.00	$	(0.02)	$0.04	$(0.01)

For the year ended January 31, 2008	First Quarter	Second Quarter		Third Quarter	Fourth Quarter (2)
Revenue	$6,267		$6,614	$6,828	$7,253
Cost of revenue, exclusive of depreciation and amortization	1,773		1,835	1,932	2,111
Income (loss) before interest and taxes	(1,252)		(1,236)	(251)	134
Net income (loss)	(1,170)		(1,145)	(160)	303
Net income (loss) per share – basic	$(0.05)		$(0.05)	$(0.01)	$0.01
Net income (loss) per share – diluted	$(0.05)	$	(0.05)	$(0.01)	$0.01

(1) Includes the adjustment of $900,000 for reversal of the valuation reserve on M2 Systems note which reduced third quarter operating expenses.
(2) Includes the adjustment of $100,000 for the reversal of a previously recorded deferred tax liability associated with an assumed temporary difference between the book and tax treatment of goodwill acquired in the VertiSoft acquisition, which reduced the fourth quarter net loss.

14.  Share Repurchase Plan

On January 5, 2007, Optio announced a share repurchase plan under which we could repurchase up to $2.0 million of our common stock over a twelve-month period.  During fiscal 2007, we purchased a total of 40,000 shares at an average purchase price of $1.50 per share, or approximately $60,000 in the aggregate.  In fiscal 2008, we purchased an additional 1,317,350 shares at an average purchase price of $1.30 per share, or approximately $1,713,000 in the aggregate.  The repurchased shares were held and not cancelled.  The share repurchase program was terminated in early January2008.

15. Contingencies

On November 13, 2001, a lawsuit styled Kevin Dewey vs. Optio Software, Inc., et. al. was filed in the United States District Court for the Southern District of New York. The complaint was filed against the underwriters in the Company’s initial public offering as well as Optio and certain officers and directors of Optio, by a single plaintiff purportedly on behalf of persons purchasing Optio’s common stock between December 14, 1999 and December 6, 2000. The lawsuit also seeks class action status. Optio is a co-defendant with approximately 300 other issuers in this suit. The complaint includes allegations of violations of (i) Section 11 of the Securities Act of 1933, as amended (the “Securities Act”), by all named defendants, (ii) Section 12(a)(2) of the Securities Act by the underwriter defendants, (iii) Section 15 of the Securities Act by the individual defendants, and (iv) Section 10(b) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder by the underwriter defendants. The complaint alleges that Optio’s prospectus was materially false and misleading because it failed to disclose, among other things, that: (i) the underwriters had solicited and received excessive and undisclosed commissions from certain investors in exchange for which the underwriters allocated to those investors material portions of a limited number of Optio shares issued in connection with the Optio initial public offering; and (ii) the underwriters had entered into agreements with customers whereby the underwriters agreed to allocate Optio shares to those customers in the Optio initial public offering in exchange for which the customers agreed to purchase additional Optio shares in the aftermarket at pre-determined prices. The complaint

OPTIO SOFTWARE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS – (Continued)

seeks unspecified amounts as compensatory damages as a result of Optio’s alleged actions, as well as punitive damages and reimbursement for the plaintiffs’ attorneys’ fees and associated costs and expenses of the lawsuit. A proposal to settle the claims against Optio and other companies and individual defendants in the litigation was conditionally accepted by Optio. The completion of the settlement is subject to a number of conditions, including Court approval. The Court preliminarily approved the settlement on February 15, 2005, subject to certain modifications which are currently pending approval by the defendants. Under the settlement, the plaintiffs will dismiss and release all claims against participating defendants in exchange for a contingent payment guaranty by the insurance companies collectively responsible for insuring the issuers in the action. Optio may still have yet undetermined exposure to the underwriters pursuant to indemnification provisions in the underwriting agreement entered into at the time of the initial public offering. Under the guaranty, all of the insurers for all the issuers will be required to pay an amount equal to $1.0 billion less any amounts ultimately collected by the plaintiffs from the underwriter defendants in all of the pending cases. A settlement fairness hearing was held on April 24, 2006, however no ruling has been issued yet by the Court.  There can be no assurance that this proposed settlement will be approved and implemented in its current form, or at all.  On December 5, 2006, the United States Court of Appeals for the Second Circuit overturned the District Court’s certification of the class of plantiffs who are pursuing the claims that would be settled in the settlement against the underwriter defendants.  Plantiffs filed a Petition for Rehearing and Rehearing En Banc with the Second circuit on January 5, 2007 in response to the Second Circuit’s decision. The Petition for Rehearing and Rehearing En Banc was denied on April 6, 2007. Plaintiffs have informed the District Court that they would like to be heard as to whether the settlement may still be approved even though the Petition for Rehearing was denied.  The District Court indicated that it would defer consideration of final approval of the settlement pending plantiffs’ request for further appellate review. The disposition of this matter is limited to Optio’s $300,000 corporate insurance deductible. The Company has completed payment of the insurance deductible through payment of legal fees. Optio will have no additional exposure unless the insurance companies become insolvent or unless Optio’s liability exceeds its policy limits through this matter or other matters. Optio’s insurance companies currently have an A or AA rating. The range of loss, if any, cannot be estimated and thus no potential loss is reflected in Optio’s consolidated financial statements.

Management believes that it has meritorious defenses in the foregoing matter and intends to pursue its position vigorously.  While litigation is inherently subject to many uncertainties, management does not believe that the outcome of this case will have a material adverse effect on the financial position of Optio.  However, depending on the amount and timing of an unfavorable resolution of the lawsuit, it is possible that Optio’s financial condition, results of operation or liquidity could be materially affected.

In addition, Optio is party to routine litigation or administrative proceedings incidental to its business, none of which is believed by the Company to be likely to have a material effect on the financial condition, results of operations or liquidity of the Company.

Indemnification

Most of the Company’s software license agreements indemnify our customers in the event that the software sold infringes upon the intellectual property rights of a third party. These agreements typically provide that in such event, Optio will either modify or replace the software so that it becomes non-infringing or procure for the customer the right to use the software. The Company has recorded no liability associated with these indemnifications, as management is not aware of any pending or threatened infringement actions that are possible losses. Optio believes the estimated fair value of these intellectual property indemnification clauses is minimal.

16. Subsequent Events

On March 3, 2008, the Company entered into a definitive agreement and plan of merger with Bottomline Technologies (de), Inc. (“Bottomline”) and Olive Acquisition Corp. (“Merger Sub”), for the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and becoming a wholly owned subsidiary of Bottomline, and each share of the Company’s common stock being converted into a right to receive $1.85 in cash, less applicable withholding taxes, if any. The transaction was approved by shareholders on April 21, 2008 and closed on that date.